Exhibit 99.1

Starbucks Contact, Investor Relations:	Starbucks Contact, Media:
JoAnn DeGrande	Valerie O’Neil
206-318-7893	206-318-8953
jdegrand@starbucks.com	voneil@starbucks.com
Starbucks Reports Record Full Year 2006 Results
Fiscal Year 2006 Consolidated Net Revenues Increase 22 Percent to $7.8 Billion
Fiscal Year 2006 Net Earnings of $564 Million
Company Targets Record Openings of 2,400 New Stores in Fiscal 2007

SEATTLE; November 16, 2006 – Starbucks Corporation (NASDAQ: SBUX) today announced revenues and earnings for its fiscal fourth quarter and fiscal year ended October 1, 2006. During fiscal 2006, the Company adopted two new accounting requirements which make the financial results for the fourth quarter and full year not comparable with the prior year. SFAS 123R, the expensing of stock compensation, was adopted at the beginning of the fiscal year and reduced earnings by $0.02 per share and $0.09 per share for the fourth quarter and the full year, respectively. FIN 47, which addresses asset retirement obligations, was adopted at the end of the fiscal year and impacted earnings by $0.02 per share in both the fourth quarter and the full year. Except where noted, the fiscal 2006 financial results reflect the reductions to earnings resulting from these accounting changes, and the results presented for the prior year do not include these expenses. These accounting changes are described in more detail on pages 7 and 8 of this release.
Fiscal Year End 2006 Highlights:
•	Record worldwide store openings of 2,199

•	Consolidated net revenues of $7.8 billion for the full fiscal year, an increase of 22 percent

•	Net earnings of $564 million, compared to $494 million in fiscal year 2005

•	Earnings before FIN 47 of $581 million, an increase of 18 percent

•	Earnings per share before FIN 47 of $0.73, compared to $0.61 per share in fiscal year 2005, an increase of 20 percent
Fiscal Fourth Quarter 2006 Highlights:
•	Consolidated net revenues of $2.0 billion for the fourth quarter, an increase of 21 percent

•	Net earnings of $117 million, compared to $124 million in the fourth quarter of 2005

•	Earnings before FIN 47 of $135 million, an increase of nine percent

•	Earnings per share before FIN 47 of $0.17, compared to $0.16 per share in the fourth quarter of 2005
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“In fiscal 2006, Starbucks continued to deliver strong operating results,” commented Jim Donald, Starbucks president and ceo. “We demonstrated the strength of our business model as we opened a record number of new stores around the world, which contributed to strong top line growth, and we enhanced and expanded our product offerings through innovation and entry into new channels. We accomplished all of this through the hard work of our passionate partners who maintain a consistent focus on the needs of our customers.”
Donald added, “Customer demand for the Starbucks brand remains strong in domestic and international markets and we are very excited to bring the Starbucks Experience to two new markets – Egypt and Brazil – in the first quarter of our new fiscal year. Our solid performance in fiscal 2006 also included foundational work for the future. We continued to build on our well-developed pipeline of product innovation, make meaningful progress toward Starbucks entry into several significant new markets in 2007, and explore opportunities to extend the brand outside our retail stores. We entered the new fiscal year with a continued focus on execution and meeting our aggressive financial targets.”
Consolidated Financial and Operating Summary
Company-operated retail revenues increased 22 percent to $1.7 billion for the 13 weeks ended October 1, 2006, from $1.4 billion for the same period in fiscal 2005. The increase was primarily attributable to the opening of 1,040 new Company-operated retail stores in the last 12 months and comparable store sales growth of five percent for the quarter. The increase in comparable store sales was due to a four percent increase in the number of customer transactions and a one percent increase in the average value per transaction.
Specialty revenues increased 16 percent to $309 million for the 13 weeks ended October 1, 2006, compared to $267 million for the corresponding period of fiscal 2005. Licensing revenues increased 21 percent to $223 million primarily due to higher product sales and royalty revenues from the opening of 1,159 new licensed retail stores in the last 12 months and, to a lesser extent, growth in the licensed grocery and warehouse club business. Foodservice and other revenues increased five percent to $86 million. This increase was primarily due to growth in the U.S. foodservice business, partially offset by lower entertainment revenues which included revenue from the sales of Ray Charles’ Genius Loves Company CDs outside of Starbucks retail stores in the fiscal fourth quarter of 2005.
Cost of sales including occupancy costs increased to 41.7 percent of total net revenues for the 13 weeks ended October 1, 2006, compared to 40.9 percent in the corresponding 13-week period of fiscal 2005. This increase was due to higher green coffee costs, a shift in retail sales mix to products with gross margins lower than beverages, and to higher utility and distribution costs, offset in part by favorable dairy costs.
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Store operating expenses as a percentage of Company-operated retail revenues increased to 42.1 percent for the 13 weeks ended October 1, 2006, from 40.6 percent for the corresponding period of fiscal 2005. This increase was primarily due to higher payroll expenditures for U.S. retail stores, including an increase in the number of assistant store managers and regional support positions in order to facilitate accelerated retail store growth. In addition, payroll-related expenditures increased due to the recognition of stock-based compensation expense.
Other operating expenses (expenses associated with the Company’s specialty operations) increased to 21.9 percent of total specialty revenues for the 13 weeks ended October 1, 2006, compared to 21.7 percent in the corresponding period of fiscal 2005. The increase was primarily due to the recognition of stock-based compensation expense.
Depreciation and amortization expenses increased to $103 million for the 13 weeks ended October 1, 2006, compared to $88 million for the corresponding period of fiscal 2005. The increase was primarily due to the opening of 1,040 new Company-operated retail stores in the last 12 months. As a percentage of total net revenues, depreciation and amortization expenses decreased to 5.1 percent for the 13 weeks ended October 1, 2006, from 5.3 percent for the corresponding 13-week period of fiscal 2005.
General and administrative expenses increased to $115 million for the 13 weeks ended October 1, 2006, compared to $101 million for the corresponding period of fiscal 2005. The increase was primarily due to higher payroll-related expenditures from the recognition of stock-based compensation expense and higher professional fees in support of global systems infrastructure development, partially offset by lower provisions for incentive compensation. As a percentage of total net revenues, general and administrative expenses decreased to 5.7 percent for the 13 weeks ended October 1, 2006, from 6.1 percent for the corresponding period of fiscal 2005.
Income from equity investees decreased 3 percent to $28.6 million for the 13 weeks ended October 1, 2006, compared to $29.5 million for the corresponding period of fiscal 2005. The decrease was primarily due to accounting corrections totaling $4.1 million related to two international joint venture markets. This was partially offset by favorable volume-driven results for The North American Coffee Partnership, which produces bottled Frappuccino® and Starbucks DoubleShot® coffee drinks.
Operating income was $198 million for the 13 weeks ended October 1, 2006, compared to $197 million for the corresponding 13-week period of fiscal 2005. Operating margin decreased to 9.9 percent of total net revenues for the 13 weeks ended October 1, 2006, compared to 11.8 percent for the corresponding period of fiscal 2005, primarily due to the recognition of stock-based compensation and higher store operating expenses. Excluding the impact of stock-based compensation expense, the operating margin was 11.2 percent.
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Income taxes for the 13 weeks ended October 1, 2006 resulted in an effective tax rate of 33.2 percent, compared to 38.1 percent for the corresponding 13-week period of fiscal 2005. The effective tax rate in the current period was lower than normal due to recognition of the full-year benefit of a shift in the mix of profitability to lower-tax international markets and increased effectiveness of the Company’s long-term tax planning strategies as well as several favorable audit settlements, closures and adjustments. In addition, there was a valuation allowance recorded in the fourth quarter of fiscal 2005 which resulted in a higher effective tax rate in that period.
Financial Statements
This press release includes consolidated statements of earnings for the fiscal fourth quarter and fiscal year end 2006. The consolidated balance sheets and statements of cash flows usually presented here will be presented in the Company’s Form 10-K.
Fiscal 2007 Targets
Looking ahead, fiscal 2007 targets include the opening of approximately 2,400 net new stores on a global basis, total net revenue growth of approximately 20 percent, comparable store sales growth in the range of three percent to seven percent and earnings per share in the range of $0.87 per share to $0.89 per share for the fiscal year.
Starbucks will be holding a conference call today at 2:00 p.m. Pacific Time, which will be hosted by Howard Schultz, chairman, Jim Donald, president and ceo, and Michael Casey, executive vice president and chief financial officer. The call will be broadcast live over the Internet and can be accessed at the Company’s web site address of http://investor.starbucks.com. A replay of the call will be available via telephone through 5:30 p.m. Pacific Time on Thursday, November 23, 2006, by calling 1-800-642-1687, reservation number 3728606. A posting of speaker remarks and a replay of the call will also be available via the Investor Relations page on Starbucks.com through approximately 5:00 p.m. Pacific Time on Thursday, December 14, 2006, at the following URL: http://investor.starbucks.com.
The Company’s consolidated statements of earnings, operating segment results, and other additional information have been provided on the following pages in accordance with current year classifications. This information should be reviewed in conjunction with this press release. Please refer to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on December 16, 2005, for additional information.
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STARBUCKS CORPORATION
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited)

	13 Weeks Ended			13 Weeks Ended
	October 1,	October 2,	%	October 1,	October 2,
	2006	2005	Change	2006	2005
	(in thousands, except per share data)			As a % of total net revenues
Net revenues:

Company-operated retail	$1,694,294	$1,392,714	21.7%	84.6%	83.9%
Specialty:
Licensing	222,905	184,180	21.0	11.1	11.1
Foodservice and other	86,156	82,347	4.6	4.3	5.0

Total specialty	309,061	266,527	16.0	15.4	16.1

Total net revenues	2,003,355	1,659,241	20.7	100.0	100.0

Cost of sales including occupancy costs	834,991	678,886		41.7	40.9
Store operating expenses (a)	713,774	565,953		35.6	34.2
Other operating expenses (b)	67,813	57,932		3.4	3.5
Depreciation and amortization expenses	102,876	88,475		5.1	5.3
General and administrative expenses	114,829	100,949		5.7	6.1

Subtotal operating expenses	1,834,283	1,492,195	22.9	91.5	90.0

Income from equity investees	28,566	29,469		1.4	1.8

Operating income	197,638	196,515	0.6	9.9	11.8

Interest and other income, net	3,852	3,458		0.2	0.3

Earnings before income taxes	201,490	199,973	0.8	10.1	12.1

Income taxes(c)	66,987	76,251		3.4	4.6

Earnings before cumulative effect of change in accounting principle	134,503	123,722	8.7	6.7	7.5

Cumulative effect of accounting change for FIN 47, net of taxes	17,214	—		0.8	—

Net earnings	$117,289	$123,722	(5.2%)	5.9%	7.5%

Earnings before cumulative effect of accounting change for FIN 47- diluted	$0.17	$0.16
Cumulative effect of accounting change for FIN 47, net of taxes	0.02	—

Net earnings per common share — diluted	$0.15	$0.16

Weighted avg. shares outstanding — diluted	784,196	794,942

(a)	As a percentage of related Company-operated retail revenues, store operating expenses were 42.1 percent for the 13 weeks ended October 1, 2006, and 40.6 percent for the 13 weeks ended October 2, 2005.

(b)	As a percentage of related total specialty revenues, other operating expenses were 21.9 percent for the 13 weeks ended October 1, 2006, and 21.7 percent for the 13 weeks ended October 2, 2005.

(c)	The effective tax rates were 33.2 percent for the 13 weeks ended October 1, 2006, and 38.1 percent for the 13 weeks ended October 2, 2005.
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STARBUCKS CORPORATION
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited)

	52 Weeks Ended			52 Weeks Ended
	October 1,	October 2,	%	October 1,	October 2,
	2006	2005	Change	2006	2005
	(in thousands, except per share data)			As a % of total net revenues

Net revenues:
Company-operated retail	$6,583,098	$5,391,927	22.1%	84.5%	84.7%
Specialty:
Licensing	860,676	673,015	27.9	11.1	10.5
Foodservice and other	343,168	304,358	12.8	4.4	4.8

Total specialty	1,203,844	977,373	23.2	15.5	15.3

Total net revenues	7,786,942	6,369,300	22.3	100.0	100.0

Cost of sales including occupancy costs	3,178,791	2,605,212		40.8	40.9
Store operating expenses (a)	2,687,815	2,165,911		34.5	34.0
Other operating expenses (b)	260,087	197,024		3.3	3.1
Depreciation and amortization expenses	387,211	340,169		5.0	5.3
General and administrative expenses	473,023	357,114		6.1	5.6

Subtotal operating expenses	6,986,927	5,665,430	23.3	89.7	88.9

Income from equity investees	93,937	76,648		1.2	1.2

Operating income	893,952	780,518	14.5	11.5	12.3

Interest and other income, net	12,291	15,829		0.1	0.2

Earnings before income taxes	906,243	796,347	13.8	11.6	12.5

Income taxes(c)	324,770	301,977		4.1	4.7

Earnings before cumulative effect of change in accounting principle	581,473	494,370	17.6	7.5	7.8

Cumulative effect of accounting change for FIN 47, net of taxes	17,214	—		0.3	—

Net earnings	$564,259	$494,370	14.1%	7.2%	7.8%

Earnings before cumulative effect of accounting change for FIN 47 - diluted	$0.73	$0.61
Cumulative effect of accounting change for FIN 47, net of taxes	0.02	—

Net earnings per common share — diluted	$0.71	$0.61

Weighted avg. shares outstanding — diluted	792,556	815,417

(a)	As a percentage of related Company-operated retail revenues, store operating expenses were 40.8 percent for the 52 weeks ended October 1, 2006 and 40.2 percent for the 52 weeks ended October 2, 2005.

(b)	As a percentage of related total specialty revenues, other operating expenses were 21.6 percent for the 52 weeks ended October 1, 2006 and 20.2 percent for the 52 weeks ended October 2, 2005.

(c)	The effective tax rates were 35.8 percent for the 52 weeks ended October 1, 2006, and 37.9 percent for the 52 weeks ended October 2, 2005.
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Stock Compensation Expense
Effective October 3, 2005, the beginning of Starbucks first fiscal quarter of 2006, the Company adopted the fair value recognition provisions of FASB Statement No. 123R “Share-Based Payment” (“SFAS 123R”). SFAS 123R requires all stock-based compensation, including grants of employee stock options, to be recognized in the statement of earnings based on their fair values. The Company adopted this accounting treatment using the modified prospective transition method, as permitted under SFAS 123R; therefore results for prior periods have not been restated. Prior to the adoption of SFAS 123R, the Company accounted for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. Accordingly, stock-based compensation was included as pro forma disclosure in the financial statement footnotes. The Company is providing the table below because management believes it provides useful information to investors regarding the Company’s results of operations by separately identifying the stock-based compensation expense and providing reported amounts on a basis comparable to that used in prior periods. In addition, the Company’s internal reporting and budgeting, as well as the calculation of its incentive compensation payments, excludes stock-based compensation expense from reported amounts. The amounts shown in the column below entitled “Using Previous Accounting” are considered “non-GAAP financial measures” under applicable SEC rules because they exclude the stock-based payment expense that is included in the directly comparable measures calculated in accordance with generally accepted accounting principles (“GAAP”) in the United States, which are shown in the column entitled “As Reported.” These non-GAAP financial measures are not a substitute for the reported GAAP measures.
The application of SFAS 123R had the following effect on reported amounts for the 13 and 52 weeks ended October 1, 2006 relative to the amounts that would have been reported using the intrinsic value method under the Company’s previous accounting (in thousands, except earnings per share):

	Consolidated Statements of Earnings
	13 Weeks Ended October 1, 2006			52 Weeks Ended October 1, 2006
	Using			Using
	Previous	Stock-based	As	Previous	Stock-based	As
	Accounting	Compensation	Reported	Accounting	Compensation	Reported
Cost of sales including occupancy costs	$832,808	$2,183	$834,991	$3,168,786	$10,005	$3,178,791
Store operating expenses	705,231	8,543	713,774	2,658,458	29,357	2,687,815
Other operating expenses	64,704	3,109	67,813	249,057	11,030	260,087
General and administrative expenses	101,698	13,131	114,829	418,415	54,608	473,023
Operating income	224,604	(26,966)	197,638	998,952	(105,000)	893,952
Earnings before income taxes	228,456	(26,966)	201,490	1,011,243	(105,000)	906,243
Income taxes	76,464	(9,477)	66,987	360,828	(36,058)	324,770
Earnings before cumulative effect of change in accounting principle	151,992	(17,489)	134,503	650,415	(68,942)	581,473
Earnings per share before cumulative effect of accounting change for FIN 47-diluted	$0.19	$(0.02)	$0.17	$0.82	$(0.09)	$0.73
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Accounting Change — FIN 47
Effective October 1, 2006, the last day of its fiscal year, Starbucks adopted FASB Interpretation No. 47 (“FIN 47”), “Accounting for Conditional Asset Retirement Obligations – An Interpretation of FASB Statement No. 143.” FIN 47 requires the recognition of a liability for the estimated fair value of a legally required conditional asset retirement obligation (“ARO”) when incurred, if the liability’s fair value can be reasonably estimated, along with an associated offsetting capital asset. The Company’s ARO liabilities are primarily associated with the future costs of removing leasehold improvements at the termination of its leases. Previously, these expenses were recorded as they were incurred when leases were terminated; now these costs will be estimated at the inception of each applicable lease and the expense will be recognized over the expected lease term. The cumulative catch up amount recorded of $17.2 million, net of tax, represents the total amount of liability accretion expense and related depreciation expense that would have been recorded in all prior years as if the new accounting guidance had always been in effect. FIN 47 requires that the cumulative approach to adoption be used, rather than retrospectively revising prior year financials.

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Segment Results
Segment information is prepared on the basis that the Company’s management reviews financial information for operational decision-making purposes. The tables below present operating segment results net of intersegment eliminations for the 13 weeks ended October 1, 2006 (in thousands):

	13 Weeks Ended			13 Weeks Ended
	October 1,	October 2,	%	October 1,		October 2,
	2006	2005	Change	2006		2005
				As a % of U.S. total net
				revenues
United States
Net revenues:
Company-operated retail	$1,375,459	$1,163,533	18.2%	84.8%		84.3%
Specialty:
Licensing	168,407	140,306	20.0	10.4		10.2
Foodservice and other	78,226	75,990	2.9	4.8		5.5

Total specialty	246,633	216,296	14.0	15.2		15.7

Total net revenues	1,622,092	1,379,829	17.6	100.0		100.0

Cost of sales including occupancy costs	655,830	544,550		40.4		39.5
Store operating expenses	593,849	482,916		43.2	(1)	41.5	(1)
Other operating expenses	49,868	46,056		20.2	(2)	21.3	(2)
Depreciation and amortization expenses	74,341	65,234		4.6		4.7
General and administrative expenses	22,873	20,123		1.4		1.5

Income from equity investees	21,133	18,202		1.3		1.3

Operating income	$246,464	$239,152	3.1%	15.2%		17.3%

				As a % of International
				total net revenues
International
Net revenues:
Company-operated retail	$318,835	$229,181	39.1%	83.6%		82.0%
Specialty:
Licensing	54,498	43,874	24.2	14.3		15.7
Foodservice and other	7,930	6,357	24.7	2.1		2.3

Total specialty	62,428	50,231	24.3	16.4		18.0

Total net revenues	381,263	279,412	36.5	100.0		100.0

Cost of sales including occupancy costs	179,161	134,336		47.0		48.1
Store operating expenses	119,925	83,037		37.6	(1)	36.2	(1)
Other operating expenses	17,945	11,876		28.7	(2)	23.6	(2)
Depreciation and amortization expenses	19,094	15,473		5.0		5.5
General and administrative expenses	24,422	15,622		6.4		5.6

Income from equity investees	7,433	11,267		1.9		4.0

Operating income	$28,149	$30,335	(7.2%)	7.4%		10.9%

			As a % of total net
			revenues
Unallocated Corporate
Depreciation and amortization expenses	$9,441	$7,768	0.4%	0.5%
General and administrative expenses	67,534	65,204	3.4	3.9

Operating loss	$(76,975)	$(72,972)	(3.8%)	(4.4)%

(1)	Shown as a percentage of related Company-operated retail revenues.

(2)	Shown as a percentage of related total specialty revenues.
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The tables below present operating segment results net of intersegment eliminations for the 52 weeks ended October 1, 2006 (in thousands):

	52 Weeks Ended			52 Weeks Ended
	October 1,	October 2,	%	October 1,		October 2,
	2006	2005	Change	2006		2005
				As a % of U.S. total net
				revenues

United States
Net revenues:
Company-operated retail	$5,448,339	$4,539,455	20.0%	84.9%		85.1%
Specialty:
Licensing	656,145	514,932	27.4	10.2		9.7
Foodservice and other	314,162	280,073	12.2	4.9		5.2

Total specialty	970,307	795,005	22.1	15.1		14.9

Total net revenues	6,418,646	5,334,460	20.3	100.0		100.0

Cost of sales including occupancy costs	2,527,143	2,086,707		39.4		39.1
Store operating expenses	2,259,513	1,848,836		41.5	(1)	40.7	(1)
Other operating expenses	202,037	162,793		20.8	(2)	20.5	(2)
Depreciation and amortization expenses	282,596	250,415		4.4		4.7
General and administrative expenses	91,034	85,362		1.4		1.6

Income from equity investees	59,071	45,579		0.9		0.9

Operating income	$1,115,394	$945,926	17.9%	17.4%		17.7%

				As a % of International
				total net revenues

International
Net revenues:
Company-operated retail	$1,134,759	$852,472	33.1%	82.9%		82.4%
Specialty:
Licensing	204,531	158,083	29.4	14.9		15.3
Foodservice and other	29,006	24,285	19.4	2.2		2.3

Total specialty	233,537	182,368	28.1	17.1		17.6

Total net revenues	1,368,296	1,034,840	32.2	100.0		100.0

Cost of sales including occupancy costs	651,648	518,505		47.6		50.1
Store operating expenses	428,302	317,075		37.7	(1)	37.2	(1)
Other operating expenses	58,050	34,231		24.9	(2)	18.8	(2)
Depreciation and amortization expenses	68,937	56,705		5.0		5.5
General and administrative expenses	81,057	53,069		5.9		5.1

Income from equity investees	34,866	31,069		2.5		3.0

Operating income	$115,168	$86,324	33.4%	8.4%		8.3%

			As a % of total net
			revenues

Unallocated Corporate
Depreciation and amortization expenses	$35,678	$33,049	0.4%	0.5%
General and administrative expenses	300,932	218,683	3.9	3.4

Operating loss	$(336,610)	$(251,732)	(4.3%)	(3.9)%

(1)	Shown as a percentage of related Company-operated retail revenues.

(2)	Shown as a percentage of related total specialty revenues.
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United States
United States total net revenues increased by $242 million, or 18 percent, to $1.6 billion for the 13 weeks ended October 1, 2006, compared to $1.4 billion for the corresponding period of fiscal 2005. United States Company-operated retail revenues increased by $212 million, or 18 percent, to $1.4 billion, primarily due to the opening of 801 new Company-operated retail stores in the last 12 months and comparable store sales growth of five percent for the quarter. The increase in comparable store sales was due to a four percent increase in the number of customer transactions and a one percent increase in the average value per transaction.
Total United States specialty revenues increased by $30 million, or 14 percent, to $247 million for the 13 weeks ended October 1, 2006, compared to $216 million in the corresponding period of fiscal 2005. United States licensing revenues increased 20 percent to $168 million from $140 million in fiscal 2005 primarily due to higher product sales and royalty revenues as a result of opening 733 new licensed retail stores in the last 12 months and, to a lesser extent, growth in the licensed grocery and warehouse club business. United States foodservice and other revenues increased by three percent to $78 million, from $76 million in fiscal 2005. This increase was primarily due to growth in new and existing foodservice accounts, partially offset by lower entertainment revenues which included revenue from the sales of Ray Charles’ Genius Loves Company CDs outside of Starbucks retail stores in the fiscal fourth quarter of 2005.
United States operating income increased by three percent to $246 million for the 13 weeks ended October 1, 2006, from $239 million for the same period in fiscal 2005. Operating margin decreased to 15.2 percent of related revenues from 17.3 percent in the corresponding period of fiscal 2005. The decrease was primarily due to higher store operating expenses, the recognition of stock-based compensation expense and higher cost of sales including occupancy. The higher store operating expenses were primarily due to higher payroll expenditures for U.S. retail stores, including an increase in the number of assistant store managers and regional support positions in order to facilitate accelerated retail store growth. Cost of sales including occupancy increased primarily due to higher green coffee costs, a shift in retail sales mix to products with gross margins lower than beverages, as well as higher utility and distribution costs, offset in part by favorable dairy costs.
International
International total net revenues increased by $102 million, or 36 percent, to $381 million for the 13 weeks ended October 1, 2006, compared to $279 million for the corresponding period of fiscal 2005. International Company-operated retail revenues increased by $90 million, or 39 percent, to $319 million, primarily due to the opening of 239 new Company-operated retail stores in the last 12 months and comparable store sales growth of eight percent for the quarter. The increase in comparable store sales resulted from a five percent increase in the number of customer transactions coupled with a three percent increase in the average value per transaction.
Total international specialty revenues increased by $12 million, or 24 percent, to $62 million for the 13 weeks ended October 1, 2006, compared to $50 million in the corresponding period of fiscal 2005. The increase was primarily due to higher product sales and royalty revenues from opening 426 licensed retail stores in the last 12 months and sales of ready-to-drink coffee beverages in Japan, Taiwan and Korea.
International operating income decreased by seven percent to $28 million for the 13 weeks ended October 1, 2006, compared to $30 million in the corresponding period of fiscal 2005. Operating margin decreased to 7.4 percent of related revenues from a record fourth-quarter high 10.9 percent in the corresponding period of fiscal 2005. This decrease was primarily due to lower reported income from the Company’s equity investees, higher store operating expenses, as well as higher other operating expenses, offset in part by lower cost of sales including occupancy costs. The decrease in equity investee income was primarily due to accounting corrections totaling $4.1 million related to two international joint venture markets in the fourth quarter of fiscal 2006. The increase in store operating expenses and other operating expenses was due to higher payroll expenditures primarily to support global expansion as well as the recognition of stock-based compensation expense. The decrease in cost of sales including occupancy costs was due primarily to leverage gained from fixed costs distributed over an expanded revenue base, as well as favorable dairy costs, offset in part by higher green coffee costs.
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Unallocated Corporate
Unallocated corporate expenses increased to $77 million for the 13 weeks ended October 1, 2006, compared to $73 million in the corresponding period of fiscal 2005. The increase was due to higher payroll-related expenditures from the recognition of stock-based compensation expense and to additional employees as well as higher professional fees primarily in support of global systems infrastructure development. These increases were offset by lower provisions for incentive compensation and lower charitable contributions. Total unallocated corporate expenses as a percentage of total net revenues was 3.8 percent for the 13 weeks ended October 1, 2006 and 4.4 percent for the 13 weeks ended October 2, 2005.
Store Data
The Company’s store data for the periods presented are as follows:

	Net stores opened during the period
	13-week period		52-week period		Stores open as of
	October 1,	October 2,	October 1,	October 2,	October 1,	October 2,
	2006	2005	2006	2005	2006	2005

United States:
Company-operated Stores	275	201	801	574	5,668	4,867
Licensed Stores	216	213	733	596	3,168	2,435

	491	414	1,534	1,170	8,836	7,302

International:
Company-operated Stores (1)	77	66	239	172	1,434	1,195
Licensed Stores (1)	88	90	426	330	2,170	1,744

	165	156	665	502	3,604	2,939

Total	656	570	2,199	1,672	12,440	10,241

(1)	International store data has been adjusted for the acquisitions of the Hawaii and Puerto Rico operations by reclassifying historical information from Licensed Stores to Company-operated Stores.
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Through the dedication of our passionate partners (employees), Starbucks Coffee Company has transformed the way people in 37 countries enjoy their coffee, one cup at a time. Starbucks is the premier purveyor of the finest coffee in the world, with more than 12,000 retail locations in North America, Latin America, Europe, the Middle East and the Pacific Rim. The Company is committed to offering its customers the highest quality coffee and human connection through the Starbucks Experience, while striving to improve the social, environmental and economic well being of its partners, coffee farmers, countries of coffee origin, and the communities which it serves. Through Ethos Water, Starbucks demonstrates its long history of integrating a social conscience into all aspects of its business. The Company surprises and delights its customers by producing and selling bottled Starbucks Frappuccino® coffee drinks, Starbucks DoubleShot® espresso drinks and Starbucks® superpremium ice creams through its joint-venture partnerships, and Starbucks™ Coffee and Cream Liqueurs through a marketing and distribution agreement, in other convenient locations outside its retail operations. The Company’s brand portfolio includes superpremium Tazo® teas, Starbucks Hear Music™ compact discs, Seattle’s Best Coffee and Torrefazione Italia. These brands’ unique and innovative personalities allow Starbucks to appeal to a broad consumer base.
This release includes forward-looking statements regarding trends in or expectations regarding: store openings, comparable store sales, net revenue, and earnings per share results. These forward-looking statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties. Actual future results and trends may differ materially depending on a variety of factors including but not limited to, coffee, dairy and other raw material prices and availability, successful execution of internal performance and expansion plans, fluctuations in U.S. and international economies and currencies, the impact of initiatives by competitors, the effect of legal proceedings, and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the “Risk Factors” section of Starbucks Annual Report on Form 10-K for the fiscal year ended October 2, 2005. The Company assumes no obligation to update any of these forward-looking statements.
© 2006 Starbucks Coffee Company. All rights reserved.
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